EXHIBIT 99.2

Tuesday, June 2, 2026

Dear Shareholders,
In our fourth quarter letter, we set out a framework for how we intend to operate and communicate going forward. We told you we would report ARR through the lens of how customers actually use our platform, provide greater context about Yext as a very long horizon business rather than a quarter-by-quarter narrative, and suspend forward guidance and quarterly earnings calls in order to focus on execution.

This is the first letter under that new cadence, and we think it is worth being direct about what to expect from these communications: more substance, less ceremony, and a consistent return to the long-term thesis.

This letter covers four themes:
1.First quarter FY27 Results and our continued, intentional mix shift toward larger, more profitable customers and the experiments we are running alongside;
2.Our AI product portfolio, the evolution of Scout, and the strategic significance of headless and MCP architecture for an agentic era;
3.How we intend to drive organic and inorganic growth initiatives over the long term; and
4.A framework that we believe provides a more comprehensive understanding of the drivers of shareholder value creation relative to reported free cash flow alone.

First Quarter Fiscal 2027 Results
Revenue for the first quarter of fiscal 2027 was $107.9 million, compared to $109.5 million in the first quarter of fiscal 2026, a 1% decrease. GAAP net income and earnings per share were $2.6 million and $0.02, respectively, and Non-GAAP net income and earnings per share were $16.6 million and $0.15, respectively. Adjusted EBITDA was $26.9 million, compared to $24.7 million in the first quarter fiscal 2026, representing an Adjusted EBITDA margin of 25%.

Total ARR ended the quarter at $440.8 million. ARR from customers with annual contract value of $50K or greater was $403.1 million, up 1% year over year. ARR from customers below $50K was $37.7 million, down 19% year over year. Gross retention rate within the ≥$50K cohort was 89% and net retention rate was 97%. Over the past twelve months, we have seen net growth in ARR of $3.1 million in our ≥$50K customer cohort, and net churn of $8.8 million in our sub-$50k ARR cohort. At the end of FY27 Q1, 91% of our ARR was from customers with $50k or more of ARR.

Let's be explicit about what we are seeing in ARR trends over the last two years. In FY25 prior to our acquisition of Hearsay, we experienced contraction in our year-over-year growth rates for our customer base of roughly 4%, primarily driven by customers with ARR ≥$50K. As we discussed at the time, these trends were driven by contract restructurings, competitive dynamics and the need to refocus on customer satisfaction and platform breadth and

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value. Following our acquisition of Hearsay, our organic growth dynamics were obscured given that Hearsay's ARR contributions were not fully reflected in our quarterly comparative periods until Q3 FY26. Now that we have passed that point, we have delivered continual year-over-year improvement with our ARR ≥$50K customers, including year-over-year growth in Q1 FY27. This trend is supported by new AI led products, better overall execution and focus on customers and we believe we are at the beginning of the growth recovery for our enterprise business.

When evaluating our quarterly performance, it is important to note that certain factors distinguish Q1 from the remaining quarters of the fiscal year. As a subscription business, we recognize revenue on a daily basis over the term of our customer contracts. For our fiscal year ending January 31, 2027, Q1 contained 89 days, whereas Q2, Q3 and Q4 each have 92 days.

On the expense side, Q1 reflected certain items that are not anticipated in subsequent quarters of this fiscal year, including our annual sales kickoff. Looking ahead, we expect to realize incremental operating efficiencies throughout the remainder of the fiscal year, resulting in quarterly Adjusted EBITDA margin expansion towards 30% as the year progresses, with GAAP Net Income margins in the 10-15% range in Q2, Q3 and Q4. These current expectations are subject to change in the event of M&A, adjustments to our capital structure and/or shifting business conditions.

Through our capital allocation efforts and the completion of our tender offer in Q1, we have taken meaningful steps to create shareholder value by reducing our shares outstanding. From an accounting perspective, as the completion of the tender offer occurred partway through Q1, weighted average shares outstanding as of April 30, 2026 only reflects a partial impact from the tender offer. The full impact of the tender offer will be reflected in our quarterly Q2 weighted average shares outstanding.

Customer Mix: Discipline and a Strategic Hedge
In our Q4 shareholder letter, we noted that the contraction in our sub-$50K customer base was deliberate and expected. We have redirected go-to-market resources toward the larger, more durable customers for whom Yext creates the most value, and we accepted that the mix shift would challenge overall top-line growth in the short term. Retention metrics in the ≥$50K cohort improved year-over-year, while enterprise new logo bookings—the figure that helps drive the long-term arc—strengthened as well. We believe that our enterprise platform is most valuable to customers willing and able to pay for the full breadth of it.

AI and automation may be changing the unit economics of serving smaller customers in ways that were not feasible two years ago. We believe that we can deliver more value to that cohort with materially less human cost using AI. We are testing this through a small set of AI-first product initiatives, designed for self-serve use cases. If these initiatives are successful, they represent an opportunity to temper the churn dynamics of our under $50k customer cohort. Regardless of the outcome, our enterprise focus remains unchanged, and with improving dynamics in the ≥$50k cohort (representing 91% of our total ARR) we are confident in our overall outlook.

Scout - AI Competitive Intelligence: From Beta to Traction
It has been roughly a year since Yext Scout entered closed beta, and traction has exceeded our initial expectations so far. What was a promising early signal twelve months ago is now an accelerating part of our product offering. Every brand and business owner feels the need to address the heightened demands of AI Search, which requires both constantly updating AI competitive intelligence AND orchestrating millions of individual marketing actions each year. As AI search gains momentum, solutions designed for legacy discovery are becoming less and less effective.

Yext Scout—which we believe provides brands with unprecedented localized competitive intelligence and agentic orchestration—is resonating with customers. We are seeing our enterprise customers that have worked with Scout

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start to accelerate their experimentation, moving from initial pilots into production use-cases and, most importantly, bringing Scout into renewal conversations as a reason to expand rather than rationalize their Yext footprint. Our customers report that the competitive intelligence Scout produces is changing how brand and marketing leaders make decisions about local visibility, and we are seeing that translate into commercial outcomes. The pace of change in how AI surfaces products, services and business locations is rapidly accelerating. A best-in-class, hyper-local AI competitive intelligence platform like Scout is now essential for marketers, and we believe Yext provides the most comprehensive solution in the marketplace. Accordingly, the pipeline for Scout-led expansions, competitive takeaways and new engagements is robust.

The traction we are seeing with Scout validates the strategic argument we have been making for two years: fragmented AI-driven discovery makes proprietary, distributed, and structured local data more valuable, not less. We are delivering that value to customers with Scout, which acquires and analyzes local competitive intelligence data, and recommends actions. Scout also orchestrates Yext's best-in-class Data Management, Content Generation and Content and Data distribution Agents to scale agentic marketing for each customer. Yext is laser focused on building the Agentic Marketing platform for the future.

Architecture for the Agentic Marketing Era
The shift to agentic computing is dividing the enterprise software market into two camps: those who want to build their own agents and need clean, programmatic data to do so, and those who want best-in-class agents delivered ready to deploy. Yext serves both.

This is not a new approach for us. The vast majority of our reseller and partner ecosystem already consumes Yext through APIs, and has done so for years. From the start, our infrastructure was built for programmatic access. What has changed in the last twelve months is the interface layer. Model Context Protocol, or MCP, is becoming the standard way for AI agents to connect to enterprise systems, and we have continued to invest aggressively to maintain Yext's first-class data and capabilities in that ecosystem.

The Scout MCP we recently launched gives customers programmatic access to our localized competitive intelligence dataset, structured for agentic consumption. A customer can plug Scout MCP into their own agent to perform analysis and take action across the underlying Yext platform without writing a single integration. Customers now have the choice to build their own agents, utilize Yext's growing agent offering, or connect proprietary Scout and Knowledge graph data capabilities into agents built by other providers.

The strategic value of our current trajectory lies in the pairing of intelligence with execution. Scout serves as the competitive intelligence and orchestration agent—the “brain” that identifies visibility gaps—while the broader Yext platform (Listings, Reviews, Pages, Social, Relate) acts as the execution surface, increasingly capable of native agentic action. We provide this architecture with total delivery flexibility: headless access via MCP and API for customers building their own proprietary agents, and best-in-class UI and turnkey agents for those who want a solution delivered ready to use.

For example, we have seen dozens of new entrants in the brand-level Answer Engine Optimization ("AEO") category. While these platforms are great at helping brands uncover their AI visibility challenges, they do not offer localized intelligence, and they are not natively connected to the agentic action layer that allows a brand to take action on the insights they surface. At Yext, we are committed to providing an end-to-end suite of brand-level and hyper-local visibility and intelligence tools, natively connected to our best-in-class agents AND built to integrate into any of our customer's or partner's Agents. We believe this approach creates a local and brand visibility solution that no competitor matches, and represents a structural advantage that will compound in importance as the agentic marketing era unfolds.

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Customer Success
Q1 FY27 marked a quarter of organic ARR year-over year growth in the ≥$50K cohort since lapping the Hearsay ARR expansion. While growth rates are modest today, they have accelerated from negative to positive in this cohort, and we are seeing strong demand signals from enterprise customers and expect this trend to continue.

Throughout the first quarter, we achieved multiple wins and expansions across our key verticals. Scout continues to lead renewal conversations, and emphasis on platform consolidation and performance-driven metrics have been the focus of our conversations with customers. We continue to differentiate ourselves from every competitor by uniquely serving the increasing market demand for a fully integrated platform solutions that provide both brand visibility and digital presence.

In Financial Services, several large institutions who renewed and expanded multi-product agreements cited greater efficiency and enhanced compliance as advantages of consolidating data management, engagement, and AI-driven visibility intelligence under a single provider. We secured a three-year expansion deal with one of the world's largest banks. To get this deal to the finish line, we ran a three-month Social pilot, during which we proved the value of a solution that provides advisors with a compliant way to share social content—a capability they previously lacked. We also closed a new logo deal with the financing arm of a global supplier where the superiority of our Scout offering relative to the incumbent competitor enabled us to win the business and secure a 3-year commitment.

In Healthcare, we renewed partnerships with large, multi-location providers who rely on Yext to maintain accuracy, trust and discoverability across hundreds or thousands of care facilities and providers. A successful Scout pilot served as the foundation for a three-year early renewal and expansion with one such provider—a major, integrated health care system. By translating Scout's agentic capabilities into a clear cost-savings model, our team built a compelling financial case that allowed the client to identify internal funding and accelerate their multi-product adoption. On the new logo front, we signed a three-year bundled solution deal with a healthcare system who initially told us that they were not considering alternatives to their incumbent vendor. Undeterred, our team successfully demonstrated the value of our platform and executed a competitive displacement.

In Retail and Hospitality, we secured a major renewal and upsell with a global QSR. The upsell was accomplished with a platform consolidation selling motion where Yext Reviews displaced a major competitor in the reviews space. In another upsell example, our teams used an AEO selling motion to secure a Pages upsell with a flagship customer that hadn't previously been interested in Pages. The team got in the door by repositioning Yext as the natural infrastructure for building a content strategy, and closed the deal after a 30-day pilot demonstrated the ease of deployment firsthand.

Another notable win was with a major Reseller customer serving 40,000 SMBs, where we executed a GTM strategy that bundled Listings, Reviews, and Scout. This win secured a marquee partner and creates a clear path for future upsell.

Our Framework for Value Creation
We believe that standard metrics—revenue growth, GAAP earnings, Adjusted EBITDA—only capture part of what matters. Three things compound shareholder value at Yext: reducing dilution from stock-based compensation (“SBC”), reducing total share count, and growing free cash flow.

We have made progress on all three. First, total shares outstanding are down 24% from where they were at the beginning of FY23; and during this period, our aggregate repurchases were 53.3 million shares, representing 239% of all shares issued. Second, the equity we now issue to management is increasingly tied to performance hurdles set well above current trading levels. Third and finally, our free cash flow has grown from $11.7 million in FY23 to $53.3 million in FY26 through efficiency improvements and operating leverage. Keep in mind that our free cash flow in FY26 included the impact of a one time $20 million incentive pool from the Hearsay acquisition. In FY27, we would expect the free cash flow conversion rate to improve year over year.

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But reported cash flow has a well-known weakness: it does not capture the dilution shareholders absorb from SBC. The dollar value of SBC as a percentage of revenue, which we believe is how dilution is most often discussed, can also be a misleading proxy. An undeniable measure of dilution for shareholders is the number of net new shares issued. To keep total outstanding shares from accreting, we can either reduce SBC or use operating cash flow to repurchase shares, or do both in combination. Operating cash flow that does not net out the cost of those repurchases overstates the cash genuinely available to shareholders.

One of our primary guiding economic principles is straightforward: corporate cash generation is only meaningful if it successfully defends shareholders against the dilution of their economic interests through new share issuance. This philosophy is built directly into the architecture of our incentive programs. By tying the vast majority of management's equity compensation in FY27 to rigorous operational benchmarks and share price thresholds far above current trading levels, we have structurally restricted automatic share issuance. The practical result is an absolute alignment of interests: meaningful dilution can only occur in scenarios where our shareholders have already realized significant equity appreciation.

Our focus on generating cash and repurchasing shares to reduce dilution does not mean we are de-emphasizing growth. Quite the opposite. The single most powerful lever for growing any per share measure of profitability or cash flow is top-line growth, because our margin structure and operating leverage mean revenue flows efficiently to cash. We reject the assumption—common during the recent period of zero or near-zero U.S. interest rates and the cheap-capital era of software—that growth must come at the expense of profitability. That assumption was an artifact of conditions that no longer exist.

We intend to grow our business meaningfully, and we expect that growth to accelerate our operating cash flow faster than revenue. Cash generation gives us optionality. We can invest in R&D and go-to-market initiatives that compound long-term growth. We can prudently take on debt to make value-accretive acquisitions. We can offset dilution from equity compensation. We can repurchase shares beyond what is needed to offset that dilution. We can pay down debt. We can accumulate a cash reserve. We will continue to allocate across these uses with discipline.

Capital Allocation Update
Our commitment to growing cash flow is not merely a theoretical framework; it is the primary driver of our capital allocation decisions. We believe that by combining durable cash generation from our core enterprise business with a disciplined approach to share count reduction, we can compound value for long-term shareholders regardless of short-term market optics.

We executed against our capital allocation strategy in Q1 with the completion of our formal tender offer. We deployed $140.0 million to repurchase 24.3 million shares at $5.75 per share. This figure reflects a disciplined re-evaluation of the cost of capital in the current macroeconomic environment. Following the completion of the tender offer, our outstanding share count at the end of Q1 was 100.1 million, continuing the steady reduction of our total shares outstanding that began in FY22.

With the completion of the tender offer, we intend to continue our programmatic share repurchase activity in the open market. Last week, our Board of Directors approved the repurchase of up to an additional $100 million of our outstanding common stock, and in combination with approximately $15 million remaining under our existing share repurchase authorization, we have the flexibility to continue to offset the impact of stock-based compensation and reduce shares outstanding.

Our balance sheet remains a source of strategic optionality, providing the non-dilutive capital necessary to fund innovation and opportunistic M&A. To date, we've drawn $150 million out of our $200 million BlackRock debt facility. Our ratio of net debt to TTM Adjusted EBITDA remains well below 1x, and we maintain significant headroom on all financial covenants. We ended the quarter with $92 million in cash and cash equivalents, and net debt of $56 million, and we expect significant cash generation through the rest of this year, excluding share repurchases or M&A activity. This capital structure is designed for resilience. It allows us to offset dilution from

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equity compensation while simultaneously enabling us to make investments that will drive our next phases of growth.

Looking Forward
The thesis we have been building toward for several years has gotten clearer as the AI landscape has evolved. Discovery is fragmenting across answer engines, agents, and conversational interfaces. The brands that win will be the ones with the most accurate, distributed, and structured data about themselves and their competitive context, combined with the agentic capability to act on that data in near real-time. That is the business Yext is in. The fragmentation thesis we wrote about a year ago is not slowing; it is accelerating.

Our operating posture remains as we described it last quarter. We do not provide forward guidance on individual financial metrics or short-term quarterly forecasts. We do not host quarterly earnings calls. We will continue to write detailed letters of this kind, and we will host periodic Investor Days where we provide a more in-depth view of the business. The point of this approach is not to reduce the information provided to investors. It is to provide investors with substantive information through a cadence of communications that matches how the business actually compounds, rather than on an artificially compressed timeline that amplifies noise while often attenuating signal.

We have never been more confident in the long-term position of this company. The platform is broader than it has ever been, and the rapidly fragmenting AI discovery landscape is a tailwind for our business. Our retention dynamics in the customer cohort that matters most are improving. Scout is demonstrating real traction. The MCP and headless layer extends our reach into the agentic era. Our capital structure is disciplined, our share count is shrinking, and our value creation framework is honest and closely aligned with shareholders. The work ahead is to keep executing—quarter by quarter, year by year—against the multi-year arc.

I want to close by thanking the global Yext team and our long-term shareholders. To the global Yext team, the transition we are running—from a tactical quarterly execution-oriented organization to a strategic long-term compounder—is operationally more challenging than it sounds, and you are executing against it with discipline and conviction. To our shareholders, thank you for your continued partnership. We are building this company for the long term, not the next quarter, and we are grateful for your patience and trust as we execute against our vision.

Michael Walrath
CEO and Chair of the Board

EXHIBIT 99.2
First Quarter Fiscal 2027 Results
Revenue of $107.9 million, compared to $109.5 million reported in the first quarter fiscal 2026, a 1% decrease on an as-reported basis and 2% decrease on a constant currency basis.
Gross Profit and Non-GAAP Gross Profit:
•Gross profit was $78.7 million, a decrease of 4%, compared to $82.4 million reported in the first quarter fiscal 2026. Gross margin of 72.9%, compared to 75.2% in the first quarter fiscal 2026.
•Non-GAAP Gross profit was $83.0 million, a decrease of 3%, compared to $86.0 million in the first quarter fiscal 2026. Non-GAAP gross margin of 76.9%, compared to 78.6% in the first quarter fiscal 2026.
Net Income and Non-GAAP Net Income:
•Net income of $2.6 million, compared to $0.8 million in the first quarter fiscal 2026.
•Non-GAAP net income of $16.6 million, compared to $16.5 million in the first quarter fiscal 2026.
Operating Expenses and Non-GAAP Operating Expenses:
•Operating expenses were $73.1 million, or 68% of revenue, compared to $81.3 million, or 74% of revenue reported in the first quarter fiscal 2026. Sales and marketing costs were 27% of revenue compared to 33% of revenue reported in the first quarter fiscal 2026.
•Non-GAAP Operating expenses were $58.3 million, or 54% of revenue, compared to $64.1 million, or 59% of revenue reported in the first quarter fiscal 2026. Sales and marketing costs were 23% of revenue compared to 29% of revenue reported in the first quarter fiscal 2026.
Net Income Per Share ("EPS") and Non-GAAP Net Income Per Share ("Non-GAAP EPS"):
•EPS attributable to common stockholders, basic and diluted, was $0.02 based on 111.7 million weighted average basic shares outstanding and 113.0 million weighted average diluted shares outstanding, respectively. This compares to EPS, basic and diluted, of $0.01 based on 125.7 million weighted average basic shares outstanding and 131.3 million weighted average diluted shares outstanding, respectively, in the first quarter fiscal 2026.
•Non-GAAP EPS attributable to common stockholders, basic, was $0.15 based on 111.7 million weighted average basic shares outstanding. Non-GAAP EPS attributable to common stockholders, diluted, was $0.14 based on 114.3 million weighted average diluted shares outstanding. This compares to Non-GAAP EPS, basic, of $0.13 based on 125.7 million weighted average basic shares outstanding and Non-GAAP EPS, diluted, of $0.12 based on 133.4 million weighted average diluted shares outstanding, in the first quarter fiscal 2026.
Adjusted EBITDA of $26.9 million, compared to $24.7 million in the first quarter fiscal 2026.
Annual Recurring Revenue ("ARR") was $440.8 million as of April 30, 2026, compared to $446.5 million as of April 30, 2025. As of April 30, 2026, ARR included an approximate $1.3 million positive impact from foreign currency exchange rates, on a constant currency basis.
•Customers with $50,000 or more of ARR represented $403.1 million or 91% of total ARR, compared to $400.0 million or 90% of total ARR as of April 30, 2025.
•Customers with less than $50,000 of ARR, represented $37.7 million or 9% of total ARR, compared to $46.5 million or 10% of total ARR as of April 30, 2025.
Dollar-Based Net Retention Rate ("NRR") was 95% for total customers. NRR for customers with $50,000 or more of ARR was 97%, and NRR for customers with less than $50,000 of ARR was 86%.

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Remaining Performance Obligations ("RPO") were $500.1 million as of April 30, 2026. RPO expected to be recognized over the next 24 months of $444.2 million with the remaining balance expected to be recognized thereafter. RPO does not include amounts under contract subject to certain accounting exclusions.
Cash, cash equivalents and restricted cash were $105.4 million as of April 30, 2026, compared to $132.0 million as of April 30, 2025.
Unearned revenue, current was $201.1 million as of April 30, 2026, compared to $210.7 million as of April 30, 2025.
Share Repurchases: Repurchased 24.3 million shares through our tender offer at a price of $5.75 per share for a total of $140.0 million, excluding fees. As of April 30, 2026, approximately $14.9 million remained available for future purchases under our existing share repurchase program.

Readers are encouraged to review the tables labeled "Reconciliation of GAAP to Non-GAAP Financial Measures" at the end of this release.
About Yext
Yext is the enterprise agentic marketing platform. Built on the world's most comprehensive structured data platform for local businesses, Yext gives brands and their partners the visibility intelligence to win every moment of discovery — across AI and traditional search. Yext's API-first architecture connects structured data to APIs, MCP servers, and generative interfaces, so partners and developers can build purpose-built experiences on the same infrastructure powering Yext's own products. Thousands of brands and digital marketing partners in financial services, healthcare, retail, hospitality, and food rely on Yext to manage, measure, and optimize visibility at scale. For more information, visit yext.com.

Statement Regarding Forward-Looking Statements
This shareholder letter and the related release includes "forward-looking statements" including, without limitation, statements regarding Yext's expectations, beliefs, intentions, or strategies regarding the future, Yext's expectations regarding its capital allocation strategy, including Yext's recently completed self-tender offer and the effects thereof, Yext's expected financial performance, and statements regarding expectations regarding the growth of the company, Yext's market opportunity, product roadmap, cost saving and efficiency actions, and Yext's industry, including search fragmentation and AI trends. You can identify forward-looking statements by the use of terminology such as "believe", "expect", "will", "should," "could", "estimate", "anticipate" or similar forward-looking terms. These statements are based upon current beliefs and are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. The following factors, among others, could cause or contribute to such differences: Yext's recently completed self-tender offer and the effects thereof, including the effects of the increases in costs of capital relative to Yext's share price; Yext's ability to renew and expand subscriptions with existing customers, especially enterprise customers, and attract new customers generally; Yext's ability to successfully expand and compete in new geographies and industry verticals; the quality of Yext's sales pipeline and ability to convert leads; Yext's ability to expand its service and application provider network; Yext's ability to develop or acquire new product and platform offerings to expand its market opportunity; Yext's approach to managing dilution, stock-based compensation, and free cash flow; Yext's ability to release new products and updates that are adopted by its customers; weakened or changing global economic conditions, downturns, or uncertainty, including higher inflation, higher interest rates, and fluctuations or volatility in capital markets or foreign currency exchange rates; and the accuracy of the assumptions and estimates underlying Yext's financial projections. Moreover, Yext operates in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for Yext to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. Yext cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. All written and oral forward-looking statements attributable to Yext, or persons acting on Yext's behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in Yext's SEC filings and public communications, including, without limitation, in the sections titled,

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“Special Note Regarding Forward Looking Statements” and “Risk Factors” in Yext's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available at http://investors.yext.com and on the SEC's website at https://www.sec.gov. All forward-looking statements are based on information available to Yext on the date hereof, and Yext assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Non-GAAP Measurements
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying tables include non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative), non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP income (loss) from operations, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP net income (loss) as a percentage of revenue, which are referred to as non-GAAP financial measures.
These non-GAAP financial measures are not calculated in accordance with GAAP as they have been adjusted to exclude the effects of stock-based compensation expense, acquisition-related costs, amortization of acquired intangibles, asset impairments, strategic transaction costs, and payroll tax contingencies. Acquisition-related costs include transaction and related costs, subsequent fair value movements in contingent consideration, and compensation arrangements. Asset impairments include charges associated with subleasing floors of our corporate offices and capitalized implementation costs of cloud computing arrangements. Strategic transaction costs relate to third-party costs incurred in connection with Michael Walrath’s, Yext’s Chief Executive Officer and Chairman on the Board of Directors, non-binding proposal to acquire all outstanding shares. Payroll tax contingencies are related to a state payroll withholding tax audit that are not expected to recur. Non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin, and non-GAAP net income (loss) as a percentage of revenue are calculated by dividing the applicable non-GAAP financial measure by revenue. Non-GAAP net income (loss) per share is defined as non-GAAP net income (loss) on a per share basis. We define non-GAAP net income (loss) per share, basic, as non-GAAP net income (loss) divided by weighted average shares outstanding and non-GAAP net income (loss) per share, diluted, as non-GAAP net income (loss) divided by weighted average diluted shares outstanding, which includes the potentially dilutive effect of shares using the treasury stock method or the if-converted method depending on the arrangement.
We utilize a projected tax rate of 25.5% in our computation of the non-GAAP income tax provision for fiscal 2027. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
We believe these non-GAAP financial measures provide investors and other users of our financial information consistency and comparability with our past financial performance and facilitate period-to-period comparisons of our results of operations. With respect to non-GAAP gross margin, non-GAAP operating expenses (sales and marketing, research and development, general and administrative) as a percentage of revenue, non-GAAP operating margin and non-GAAP net income (loss) as a percentage of revenue, we believe these non-GAAP financial measures are useful in evaluating our profitability relative to the amount of revenue generated, excluding the impact of stock-based compensation expense, acquisition-related costs, amortization of acquired intangibles, asset impairments, strategic acquisition costs, and payroll tax contingencies. We also believe non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as these metrics eliminate the effects of the aforementioned items, which may vary for reasons unrelated to overall operating performance.
We also discuss Adjusted EBITDA and Adjusted EBITDA margin, non-GAAP financial measures that we believe offer a useful view of overall operations used to assess the performance of core business operations and for planning purposes. We define Adjusted EBITDA as GAAP net income (loss) before (1) interest income (expense),

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net, (2) (provision for) benefit from income taxes, (3) depreciation and amortization, (4) other income (expense), net, (5) stock-based compensation expense, (6) acquisition-related costs, (7) asset impairments, (8) strategic transaction costs, and (9) payroll tax contingencies. The most directly comparable GAAP financial measure to Adjusted EBITDA is GAAP net income (loss). Users should consider the limitations of using Adjusted EBITDA, including the fact that this measure does not provide a complete measure of our operating performance. Adjusted EBITDA is not intended to purport to be an alternate to GAAP net income (loss) as a measure of operating performance. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
In addition, we present non-GAAP constant currency measures of revenue. Constant currency as it relates to revenue provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Current period results for entities reporting in currencies other than U.S. Dollars (“USD”) are converted into USD at the average monthly exchange rates in effect during the comparative period, as opposed to the average monthly exchange rates in effect during the current period.
We also present free cash flow, which is a non-GAAP measure defined as net cash provided by (used in) operating activities, less cash used for purchases of capital expenditures, inclusive of capitalized software development costs. Free cash flow margin is calculated as free cash flow divided by total revenue. We believe this is meaningful to investors because it is a measure of liquidity that provides useful information in understanding and evaluating the strength of our liquidity and future ability to generate cash that can be used for strategic opportunities or investing in our business.
We use these non-GAAP financial measures in conjunction with traditional GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, and to evaluate the effectiveness of our business strategies. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.
These non-GAAP financial measures may be limited in their usefulness because they do not present the full economic effect of our use of stock-based compensation, certain acquisition-related costs, asset impairments, strategic acquisition costs, and payroll tax contingencies. We compensate for these limitations by providing investors and other users of our financial information a reconciliation of the non-GAAP financial measure to the most closely related GAAP financial measure. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view non-GAAP net income (loss) and non-GAAP net income (loss) per share in conjunction with GAAP net income (loss) and net income (loss) per share.
Recent Changes in Non-GAAP Metrics
Beginning with the three months ended April 30, 2026, we revised our definition of Non-GAAP net income (loss) and Adjusted EBITDA to include asset impairment charges associated with capitalized implementation costs of cloud computing arrangements. We believe this change provides investors with a view of continuing core operations without the effects of this item, which may vary for reasons unrelated to overall operating performance.
We have recast our results on the same basis for the prior comparative periods presented, although the effects in those periods remain unchanged.
Operating Metrics
This release also includes certain operating metrics that we believe are useful in providing additional information in assessing the overall performance of our business.
ARR is defined as the annualized recurring amount of all contracts executed as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription, and where relevant, includes the annualized contractual minimum commitment and amounts related to usage above the contractual minimum commitment. We

EXHIBIT 99.2
calculate usage by annualizing monthly amounts in excess of contractual minimum commitments in the current month. Contracts include portions of professional services contracts that are recurring in nature.
ARR is independent of historical revenue, unearned revenue, remaining performance obligations or any other GAAP financial measure over any period. It should be considered in addition to, not as a substitute for, nor superior to or in isolation from, these measures and other measures prepared in accordance with GAAP. We believe ARR-based metrics provide insight into the performance of our recurring revenue business model while mitigating fluctuations in billing and contract terms.
In addition, we present ARR on a constant currency basis. Constant currency as it relates to ARR provides a framework for assessing Company performance which excludes the effect of foreign currency rate fluctuations. Contracts included in the determination of ARR in the current period are converted into USD at the exchange rates in effect at the end of the comparative period, as opposed to the exchange rates in effect at the end of the current period.
Dollar-based net retention rate is a metric we use to assess our ability to retain our customers and expand the ARR they generate for us. We calculate dollar-based net retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer expansion, contraction and churn. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based net retention rate. Any ARR obtained through merger and acquisition transactions does not affect the dollar-based net retention rate until one year from the date on which the transaction closed. The cohorts of customers that we present dollar-based net retention rate for include customers with ARR of less than $50,000, customers with ARR of $50,000 or more, and total customers. The cohort designation is based on the designation as of the 12 months prior to the end of the current period and does not reflect changes in cohort designation that may occur through the current period.
We also present dollar-based gross retention rate, which is a metric we use to assess our ability to retain our customers. We calculate dollar-based gross retention rate by first determining the ARR generated 12 months prior to the end of the current period for a cohort of customers who had active contracts at that time. We then calculate ARR from the same cohort of customers at the end of the current period, which includes customer contraction and churn, and excludes customer expansion. The current period ARR is then divided by the prior period ARR to arrive at our dollar-based gross retention rate. Any ARR obtained through merger and acquisition transactions does not affect the dollar-based gross retention rate until one year from the date on which the transaction closed. The cohort of customers that we present dollar-based gross retention rate for include customers with ARR of less than $50,000, customers with ARR of $50,000 or more, and total customers. The cohort designation is based on the designation as of the 12 months prior to the end of the current period and does not reflect changes in cohort designation that may occur through the current period.
We also discuss net debt to trailing twelve months ("TTM") Adjusted EBITDA ratio which is calculated by subtracting cash and cash equivalents from total debt, divided by TTM Adjusted EBITDA.

For Further Information Contact:
Investor Relations:
IR@yext.com

Public Relations:
PR@yext.com

EXHIBIT 99.2
YEXT, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	April 30, 2026	January 31, 2026
Assets
Current assets:
Cash and cash equivalents	$91,881	$154,123
Restricted cash, current	—	1,500
Accounts receivable, net of allowances of $2,125 and $2,345, respectively	70,399	120,637
Prepaid expenses and other current assets	27,091	21,253
Costs to obtain revenue contracts, current	18,580	20,291
Total current assets	207,951	317,804
Property and equipment, net	27,357	30,088
Operating lease right-of-use assets	45,699	50,908
Restricted cash, non-current	13,541	13,551
Costs to obtain revenue contracts, non-current	9,340	10,663
Goodwill	110,758	110,801
Intangible assets, net	81,094	85,133
Other long term assets	3,744	2,828
Total assets	$499,484	$621,776
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$36,588	$52,528
Unearned revenue, current	201,128	217,465
Operating lease liabilities, current	18,882	18,590
Contingent consideration, current	7,000	8,200
Total current liabilities	263,598	296,783
Operating lease liabilities, non-current	58,224	61,915
Long term debt, net	147,597	97,959
Other long term liabilities	5,586	5,698
Total liabilities	475,005	462,355
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 50,000,000 shares authorized at April 30, 2026 and January 31, 2026; zero shares issued and outstanding at April 30, 2026 and January 31, 2026	—	—
Common stock, $0.001 par value per share; 500,000,000 shares authorized at April 30, 2026 and January 31, 2026; 135,569,561 and 158,368,658 shares issued at April 30, 2026 and January 31, 2026, respectively; 100,133,930 and 122,933,027 shares outstanding at April 30, 2026 and January 31, 2026, respectively	136	158
Additional paid-in capital	890,797	1,027,900
Accumulated other comprehensive loss	(2,011)	(1,569)
Accumulated deficit	(666,624)	(669,249)
Treasury stock, at cost	(197,819)	(197,819)
Total stockholders’ equity	24,479	159,421
Total liabilities and stockholders’ equity	$499,484	$621,776

EXHIBIT 99.2
YEXT, INC.
Consolidated Statements of Operations and Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	Three months ended April 30,
	2026	2025
Revenue	$107,917	$109,483
Cost of revenue	29,195	27,105
Gross profit	78,722	82,378
Operating expenses:
Sales and marketing	29,397	36,209
Research and development	21,480	21,896
General and administrative	22,263	23,155
Total operating expenses	73,140	81,260
Income from operations	5,582	1,118
Interest income	743	632
Interest expense	(3,102)	(642)
Other expense, net	(165)	(355)
Income from operations before income taxes	3,058	753
(Provision for) benefit from income taxes	(433)	17
Net income	$2,625	$770

Net income per share attributable to common stockholders, basic	$0.02	$0.01
Net income per share attributable to common stockholders, diluted	$0.02	$0.01
Weighted-average number of shares used in computing net income per share attributable to common stockholders, basic	111,725,486	125,651,595
Weighted-average number of shares used in computing net income per share attributable to common stockholders, diluted	112,957,469	131,272,117

Other comprehensive (loss) income:
Foreign currency translation adjustment	$(451)	$3,283
Unrealized gain on marketable securities, net	9	—
Total comprehensive income	$2,183	$4,053

EXHIBIT 99.2
YEXT, INC.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended April 30,
	2026	2025
Operating activities:
Net income	$2,625	$770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	6,211	6,855
Impairment of long-lived assets	4,689	—
Bad debt expense	397	286
Stock-based compensation expense	10,034	12,659
Amortization of operating lease right-of-use assets	2,256	2,315
Adjustments to contingent consideration	210	1,800
Other, net	237	432
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business acquisitions:
Accounts receivable	49,372	43,140
Prepaid expenses and other current assets	(6,341)	(4,985)
Costs to obtain revenue contracts	2,936	3,234
Other long term assets	(949)	5,863
Accounts payable, accrued expenses and other current liabilities	(14,696)	834
Unearned revenue	(15,819)	(21,688)
Operating lease liabilities	(3,672)	(3,509)
Other long term liabilities	(60)	(10,281)
Net cash provided by operating activities	37,430	37,725
Investing activities:
Capital expenditures	(429)	(562)
Cash paid in acquisitions, net of cash acquired	—	(18,801)
Net cash used in investing activities	(429)	(19,363)
Financing activities:
Proceeds from exercise of stock options	—	118
Proceeds from debt issuance	49,500	—
Repurchase of common stock	(142,011)	(27,635)
Payments for taxes related to net share settlement of stock-based compensation awards	(5,032)	(2,137)
Payments of deferred financing costs	(49)	(59)
Deferred acquisition payments	(2,905)	—
Proceeds, net from employee stock purchase plan withholdings	426	690
Net cash used in financing activities	(100,071)	(29,023)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(682)	4,022
Net decrease in cash, cash equivalents and restricted cash	(63,752)	(6,639)
Cash, cash equivalents and restricted cash at beginning of period	169,174	138,654
Cash, cash equivalents and restricted cash at end of period	$105,422	$132,015
Supplemental reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:

	Three months ended April 30,
(in thousands)	2026	2025
Cash and cash equivalents	$91,881	$114,994
Restricted cash, current and non-current	13,541	17,021
Total cash, cash equivalents and restricted cash	$105,422	$132,015

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended April 30,
	2026	2025
GAAP net income to Adjusted EBITDA:
GAAP net income	$2,625	$770
Interest expense, net	2,359	10
Provision for (benefit from) income taxes	433	(17)
Depreciation and amortization	6,211	6,855
Other expense, net	165	355
Stock-based compensation expense	10,034	12,659
Acquisition-related costs	419	4,048
Asset impairments	4,689	—
Strategic transaction costs	101	—
Payroll tax contingencies	(98)	—
Adjusted EBITDA	$26,938	$24,680

GAAP net income as a percentage of revenue	2.4%	0.7%
Adjusted EBITDA margin	25.0%	22.5%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended April 30,
	2026	2025
Cost of revenue
GAAP cost of revenue	$29,195	$27,105
Less: Stock-based compensation expense	(478)	(671)
Less: Acquisition-related costs	(17)	(527)
Less: Amortization of acquired intangibles	(2,347)	(2,447)
Less: Asset impairments	(1,453)	—
Non-GAAP cost of revenue	$24,900	$23,460
GAAP cost of revenue as a % of revenue	27%	25%
Non-GAAP cost of revenue as a % of revenue	23%	21%

Sales and marketing
GAAP sales and marketing	$29,397	$36,209
Less: Stock-based compensation expense	(1,641)	(2,411)
Less: Acquisition-related costs	(89)	(497)
Less: Amortization of acquired intangibles	(1,686)	(1,694)
Less: Asset impairments	(1,108)	—
Non-GAAP sales and marketing	$24,873	$31,607
GAAP sales and marketing as a % of revenue	27%	33%
Non-GAAP sales and marketing as a % of revenue	23%	29%

Research and development
GAAP research and development	$21,480	$21,896
Less: Stock-based compensation expense	(3,360)	(3,134)
Less: Acquisition-related costs	(56)	(688)
Less: Asset impairments	(1,042)	—
Non-GAAP research and development	$17,022	$18,074
GAAP research and development as a % of revenue	20%	20%
Non-GAAP research and development as a % of revenue	16%	17%

General and administrative
GAAP general and administrative	$22,263	$23,155
Less: Stock-based compensation expense	(4,555)	(6,443)
Less: Acquisition-related costs	(257)	(2,336)
Less: Asset impairments	(1,086)	—
Less: Strategic transaction costs	(101)	—
Plus: Payroll tax contingencies	98	—
Non-GAAP general and administrative	$16,362	$14,376
GAAP general and administrative as a % of revenue	21%	21%
Non-GAAP general and administrative as a % of revenue	15%	13%
Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended April 30,
	2026	2025
Gross profit
GAAP gross profit	$78,722	$82,378
Plus: Stock-based compensation expense	478	671
Plus: Acquisition-related costs	17	527
Plus: Amortization of acquired intangibles	2,347	2,447
Plus: Asset impairments	1,453	—
Non-GAAP gross profit	$83,017	$86,023
GAAP gross margin	72.9%	75.2%
Non-GAAP gross margin	76.9%	78.6%

Operating expenses
GAAP operating expenses	$73,140	$81,260
Less: Stock-based compensation expense	(9,556)	(11,988)
Less: Acquisition-related costs	(402)	(3,521)
Less: Amortization of acquired intangibles	(1,686)	(1,694)
Less: Asset impairments	(3,236)	—
Less: Strategic transaction costs	(101)	—
Plus: Payroll tax contingencies	98	—
Non-GAAP operating expenses	$58,257	$64,057
GAAP operating expenses as a percentage of revenue	68%	74%
Non-GAAP operating expenses as a percentage of revenue	54%	59%

Income from operations
GAAP income from operations	$5,582	$1,118
Plus: Stock-based compensation expense	10,034	12,659
Plus: Acquisition-related costs	419	4,048
Plus: Amortization of acquired intangibles	4,033	4,141
Plus: Asset impairments	4,689	—
Plus: Strategic transaction costs	101	—
Less: Payroll tax contingencies	(98)	—
Non-GAAP income from operations	$24,760	$21,966
GAAP operating margin	5%	1%
Non-GAAP operating margin	23%	20%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share data)
(Unaudited)

	Three months ended April 30,
	2026	2025
GAAP net income	$2,625	$770
Plus: Stock-based compensation expense	10,034	12,659
Plus: Acquisition-related costs	419	4,048
Plus: Amortization of acquired intangibles	4,033	4,141
Less: Tax adjustment (1)	(5,237)	(5,093)
Plus: Asset impairments	4,689	—
Plus: Strategic transaction costs	101	—
Less: Payroll tax contingencies	(98)	—
Non-GAAP net income	$16,566	$16,525
GAAP net income as a percentage of revenue	2.4%	0.7%
Non-GAAP net income as a percentage of revenue	15.4%	15.1%

GAAP net income per share attributable to common stockholders, basic	$0.02	$0.01
Non-GAAP net income per share attributable to common stockholders, basic	$0.15	$0.13

GAAP net income per share attributable to common stockholders, diluted	$0.02	$0.01
Non-GAAP net income per share attributable to common stockholders, diluted	$0.14	$0.12

Weighted-average number of shares used in computing GAAP net income per share attributable to common stockholders
Basic	111,725,486	125,651,595
Diluted	112,957,469	131,272,117
Weighted-average number of shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	111,725,486	125,651,595
Diluted	114,295,220	133,407,752

(1)     For fiscal year 2027 we utilize a projected tax rate of 25.5% in our computation of the non-GAAP income tax provision.

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three months ended April 30,
Constant Currency Revenue	2026	2025	Growth Rates
Revenue (GAAP)	$107,917	$109,483	(1%)
Effects of foreign currency rate fluctuations	(631)
Revenue on a constant currency basis (Non-GAAP)	$107,286		(2%)

	Three months ended April 30,
Free Cash Flow	2026	2025
Net cash provided by operating activities	$37,430	$37,725
Less: Capital expenditures inclusive of capitalized software development costs	(429)	(562)
Free cash flow	$37,001	$37,163
Operating cash flow margin	35%	34%
Free cash flow margin	34%	34%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
YEXT, INC.
Supplemental Information
(In thousands)
(Unaudited)

The following tables provide our ARR for the periods presented:

	April 30,		Variance
Annual Recurring Revenue	2026	2025	Dollars	Percent
Customers with less than $50,000	$37,690	$46,453	$(8,763)	(19%)
Customers with $50,000 or more	403,111	400,016	3,095	1%
Total ARR	$440,801	$446,469	$(5,668)	(1%)

	Apr. 30, 2026	Jan. 31, 2026	Oct. 31, 2025	Jul. 31, 2025	Apr. 30, 2025
Annual Recurring Revenue Trend
Customers with less than $50,000	$37,690	$40,622	$43,212	$45,038	$46,453
Customers with $50,000 or more	403,111	403,633	401,148	399,324	400,016
Total ARR	$440,801	$444,255	$444,360	$444,362	$446,469

The following table provides our dollar-based net retention rate for the periods presented:

	Apr. 30, 2026	Jan. 31, 2026	Oct. 31, 2025	Jul. 31, 2025	Apr. 30, 2025
Dollar-Based Net Retention Rate
Customers with less than $50,000	86%	86%	87%	91%	93%
Customers with $50,000 or more	97%	99%	98%	96%	96%
Total Customers	95%	97%	96%	95%	95%

The following table provides our dollar-based gross retention rate for the periods presented:

	Apr. 30, 2026	Jan. 31, 2026	Oct. 31, 2025	Jul. 31, 2025	Apr. 30, 2025
Dollar-Based Gross Retention Rate
Customers with less than $50,000	71%	71%	77%	78%	79%
Customers with $50,000 or more	89%	89%	90%	89%	88%
Total Customers	88%	88%	88%	88%	87%

Note: Numbers rounded for presentation purposes and may not sum.

EXHIBIT 99.2
1Q FY27 Earnings Q&A Summary

Financial Performance
Q1: Total revenue declined by 1% year-over-year in Q1. Given your previously stated transition away from short-term quarterly narratives, how should investors interpret this top-line contraction alongside your expanding margin targets?
A1: The slight year-over-year revenue decline in the quarter was an intentional and strategic result of a mix shift away from smaller, less complex customers toward scaled partnerships with sophisticated enterprise organizations. The evidence for this shift is seen in the growth of our $50K or more ARR category, and we believe that these higher-value relationships will deliver the durable growth and long-term value that will more than offset the churn in the smaller category over time. As our enterprise customers continue to become a larger percentage of our total ARR, we expect its near-100% net retention rate will naturally drive a top-line inflection. On the cost side, Q1 reflects some expenses that we do not anticipate recurring in subsequent quarters this year, and despite these upfront expenses, we delivered an Adjusted EBITDA margin of 25%. As we realize incremental operating efficiencies over the remaining quarters, we expect Adjusted EBITDA margins and both GAAP and Non-GAAP Net Income margins to trend up in Q2, Q3 and Q4.

Q2: Gross Margins decreased from Q4 and are down year over year. What is causing this decline and do you expect this downward trend to continue?
A2: No, we do not expect a continued downward trend. While our gross margins have absorbed incremental infrastructure costs tied directly to AI innovation, Non-GAAP Cost of Revenue has remained consistent on a dollar basis for the past several quarters. Our long-term expectation is for Non-GAAP gross margins to remain within our historical 75-80% target range. We would also expect some margin expansion to occur in the remaining quarters of FY27 due to the number of days in the quarter: while costs remain relatively consistent each quarter, revenue is directly tied to the number of days.

Q3: You reported asset impairment charges in Q1, which marks the third quarter over the past twelve months where you've incurred these sorts of charges. What exactly are these charges, and do you expect them to continue?
A3: These asset impairments represent specific, non-run-rate corporate realignments and are not expected to impact ongoing operational expenses. Specifically, they primarily consist of non-cash charges associated with subleasing excess floors of our corporate offices in New York. To give investors the cleanest possible look at our ongoing business performance, we recently revised our Non-GAAP and Adjusted EBITDA definitions to explicitly exclude these impacts. The actions which triggered the asset impairments represent discrete, bounded operational adjustments unrelated to our everyday core execution. While the activities related to subleases and IT infrastructure updates can span multiple quarters, they are backward-looking optimizations rather than a reflection of expanding forward operational expenses.

Customer Mix Strategy
Q4: The sub-$50K ARR customer category saw a significant drop year-over-year. Is this category in permanent runoff, or do your new experiments offer a viable path to stabilization?
A4: The year-over-year decline reflects a strategic choice and an intentional resource reallocation. The contraction in our sub-$50K ARR category is a deliberate, managed result of redirecting our go-to-market resources toward larger, more durable enterprise clients where our platform creates the most value. The ≥$50K category represents 91% of our total ARR footprint, and showed a stable 89% gross retention rate and a 97% net retention rate at the end of Q1. However, we are not abandoning the smaller category. Advancements in AI and automated workflows are fundamentally changing the unit economics of customer support. We are currently testing a series of AI-first, self-serve product initiatives designed to deliver maximum platform value with minimal human intervention cost. If these tests are successful, they will provide a scalable approach to temper churn within the under-$50K category without distracting from our core focus. By prioritizing the ≥$50K or more ARR category and our more scaled enterprise customers, we are concentrating our resources where we have the largest competitive advantage and the greatest opportunity for durable, long-term growth.

EXHIBIT 99.2

Q5: Net Retention Rate (NRR) among the $50K or more ARR customer category dropped from 99% in Q4 FY26 to 97% in Q1 FY27. What caused this 2% sequential drop, and is it a harbinger for continued declines over the remainder of FY27?
A5: We don't believe it is. We would characterize this as a dip in NRR driven by a timing anomaly rather than a structural issue. To understand why, it's important to regard the divergence between our gross and net retention rate metrics. GRR captures customer contraction and churn while excluding the impact of customer expansion. For our ≥$50K ARR customer category, GRR was flat at 89% sequentially from Q4 FY26 to Q1 FY27. This shows stability in our core enterprise base; we are not seeing an acceleration in customers downgrading their core subscriptions. Because NRR factors in customer expansion alongside contraction and churn, the drop from 99% to 97% from Q4 FY26 to Q1 FY27 is a function of fewer upsells and cross-sells closing in the first quarter. It's important to note that the pipeline for future expansion deals is robust, and we are seeing enterprise customers who experimented with Scout move from initial pilots into production use-cases and bring the product into renewal conversations as an explicit reason to expand their use of the Yext platform.

Product Performance and M&A Expansion
Q6: How meaningful a contributor is Scout to your ARR and is it an upsell, cross-sell or primarily a retention tool to offset downselling?
A6: Scout is currently serving two critical roles: it is a powerful "land" tool for new enterprise customers who need immediate visibility into the fragmented discovery landscape, and it is an expansion driver for our existing base. Currently, the majority of customers that license Scout are increasing their spend with us, either as new logos or as upsells and cross-sells to our existing customers. We believe that as our Scout customers move beyond visibility and insight use-cases, and begin to leverage the 'actionable' elements of the product in conjunction with the rest of the Yext platform, they will recognize even greater utility, which will drive expansion of our ARR over the long term. We anticipate Scout being a meaningful ARR contributor in FY27 as customers increasingly leverage the agentic orchestration capabilities to enable increasingly effective and automated customer experiences.

Q7: Given the number of new entrants to the AEO category, how does the launch of Scout MCP differentiate Yext from these other tools?
A7: Most new AEO entrants operate strictly at the brand level; they excel at surfacing visibility issues, but lack hyper-local diagnostic depth and a seamless, connected action layer to resolve those gaps. Scout provides unprecedented, hyper-local competitive intelligence. More importantly, the enterprise software landscape is splitting into two clear developer camps: organizations that want to build proprietary AI agents from clean programmatic data, and those that require turnkey, deployable agents. Our new MCP serves both seamlessly. Scout MCP gives enterprise clients programmatic, headless access to our localized data sets, structured directly for agentic use. A customer can plug Scout MCP into their own custom-built agent to run diagnostics and execute changes across the Yext platform without writing complex, custom integrations. We connect hyper-local competitive intelligence directly to our multi-product platform with the built-in ability to execute actions.

EXHIBIT 99.2
Capital Allocation and Value Creation Framework
Q8: Can you clarify the timing and mechanics and how you plan to use your new $100 million buyback authorization?
A8: The additional $100 million share authorization, combined with the $15 million remaining under our previous authorization, provides for $115 million in programmatic buyback capacity. We will deploy this capital opportunistically in the open market to continue reducing overall share count, supported by our significant cash generation.

Q9: Your value creation framework referenced operating cash flow net of cash used for share repurchase. Is there a metric we should use to calculate this metric and gauge your progress against your goals?
A9: Our core principle is clear: corporate cash generation is only valid if it actively protects shareholders from the eroding effects of dilution. Rather than relying on misleading percentage-of-revenue proxies, we evaluate dilution by the actual number of net new shares issued. To prevent arbitrary share expansion, we have structured our FY27 compensation incentive programs to tie the vast majority of senior management's equity grants directly to rigorous operational benchmarks and share price hurdles set far above current market trading levels. As a result, meaningful dilution is restricted by design; it can only occur in scenarios where our shareholders have already experienced substantial equity appreciation.